CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our reports dated December 8, 1999 on Dreyfus Premier International Value Fund and Dreyfus Premier Value Fund, which are incorporated by reference, in this Registration Statement (Form N-1A 33-06013) of Dreyfus Premier Value Equity Funds.